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                                                                    EXHIBIT 10.6
[LOGO]
                                                        Emfisys
                                                        Michel Chalifoux
                                                        Vice President
                                                        Corporate Development
                                                        Global Information
                                                        Technology
                                                        77 Bloor St West, 10th
                                                        Floor
                                                        Toronto, Ontario M5S 1M2
                                                        Tel 416.773.2323
                                                        Fax 416.773.2290

November 27, 1998

Mr. Christopher Erickson
President
724 Solutions Inc.
4101 Yonge Street, Suite 702
Toronto, Ontario
M4W 3N5

Dear Sir:

        RE: WAIVER OF EXCLUSIVITY RIGHT IN TECHNOLOGY LICENCE AGREEMENT

    We are writing with respect to Section 2.4 ("Exclusivity") of that certain Technology Licence Agreement between 724 Solutions Inc. and Bank of Montreal, made as of April 30, 1998 (the "Agreement").

    We understand that 724 Solutions Inc. proposes to enter into a joint services relationship among 724 Solutions Inc., Bank of Montreal and Bell Mobility Cellular Inc. as contemplated by a Memorandum of Understanding, a final copy of which we have reviewed. It is contemplated that in addition to Bank of Montreal, other Canadian Financial Institutions (as such term is defined in the Agreement) may become members of a services organization that facilitates the delivery of e-commerce to Canadians. In this regard, 724 Solutions Inc. may wish to license certain or all of the 724 Technology (as such term is defined in the Agreement) to such Canadian Financial Institutions in order to facilitate the delivery of their products and services.

    Bank of Montreal hereby agrees to waive its rights and release
724 Solutions Inc. from any ongoing obligations under Sections 2.4.1 ("Exclusivity in Canada") and 2.4.2 ("Preferred Financial Partner in Canada") in respect of any Canadian Financial Institution upon notice by 724 Solutions Inc. that it requires that such waiver be provided by Bank of Montreal. In consideration therefor, 724 Solutions Inc. shall refund to BMO, on a per Canadian Financial Institution basis (the "Refund"), a portion of the technology licence fee paid by Bank of Montreal to 724 Solutions Inc. in a Year (which is defined as March 1 to the end of the last day in February of each calendar year) equal to an amount that is a percentage of the up-front and renewal licence fees, however structured, paid by each Canadian Financial Institution to 724 Solutions Inc. for the right to use the 724 Technology (excluding any other amounts payable to 724 Solutions Inc., such as payments due to 724 Solutions Inc. in respect of transactions conducted using the 724 Technology, maintenance and time and materials services). Such amount is equal to:

    (a) 20% for any licence with up-front and renewal fees, however structured of $2.5 million or less received by 724 Solutions Inc. in each Year; and

    (b) 25% for any such licences with fees above $2.5 million received by 724 Solutions Inc. in each Year.
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    Any Refund payable pursuant to this letter agreement is subject to the following additional terms and conditions:

    (i) any amounts received by 724 Solutions Inc. from Bank of Montreal are excluded from the above calculation;

    (ii) the aggregate of the Refunds payable in any Year is capped at $700,000;

   (iii) Refunds will cease to be payable if Bank of Montreal terminates the Continuing Alliance (as such term is defined in the Agreement);

    (iv) each Refund will be paid to Bank of Montreal within 30 days of receipt of the relevant up-front or renewal licence fee; and

    (v) 724 Solutions Inc. and Bank of Montreal will use their best efforts acting in good faith to characterize the Refund for tax purposes in a manner that minimizes any tax exposure of both parties.

    The forgoing constitutes the entire agreement between the parties hereto in respect of the matters discussed herein.

Yours truly,
/s/ Michel Chalifoux

AGREED this 27(th) day of November, 1998

724 SOLUTIONS INC.

per: /s/ Christopher Erickson
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    Christopher E. Erickson
    PRESIDENT

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